Exhibit (d)(78)

Form of

Schedule A

Trusts and Portfolios Covered by the Sub-Research Agreement, dated as of July 1, 2003, between

Fidelity International Investment Advisors

and

Fidelity Investments Japan Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date

Variable Insurance Products Fund IV	Mid Cap Independence Portfolio	Equity	__/__/__

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